Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

John G. Heindel

Chairman, President, Chief Executive Officer, Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II RECEIVES NASDAQ DETERMINATION LETTER;

ANNOUNCES APPEAL TO NASDAQ LISTING QUALIFICATIONS PANEL

GALION, Ohio, February 13, 2008 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment for the communications industry, today announced that it has received notification from The NASDAQ Stock Market that the Company has failed to comply with Marketplace Rule 4310(c)(4), which requires that the Company maintain a $1.00 per share minimum bid price for its common stock. NASDAQ has informed PECO II that unless the Company appeals this determination, the Company’s common stock will be suspended on February 20, 2008.

The Company has requested a hearing before a NASDAQ Listing Qualifications Panel to appeal the determination that the Company’s common stock should be removed from listing on NASDAQ. There is no assurance that the Panel will grant the Company’s request for continued listing.

In order to regain compliance with NASDAQ’s listing requirements, the Company’s Board of Directors intends to seek shareholder approval of a reverse split of the Company’s common stock at a ratio of one-for-10 shares at the Company’s 2008 annual meeting. The Company expects that the annual meeting of shareholders will be held in the last week of April or the first week of May.

PECO II expects that the reverse stock split will allow the Company to regain compliance with the $1.00 per share minimum closing bid price requirement. Additional information about the reverse stock split will be available in the Company’s definitive proxy materials, which will be filed with the Securities and Exchange Commission.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a failure to obtain shareholder approval for the proposed reverse stock split; our ability to satisfy all continued listing requirements of The NASDAQ Capital Market; our ability to successfully appeal the NASDAQ delisting; a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

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